EXHIBIT 99.1

Zoetis Announces First Quarter 2019 Results

•	Reports Revenue of $1.5 Billion, Growing 7%, and Net Income of $312 Million, or $0.65 per Diluted Share, Decreasing 11% and 10%, respectively, on a Reported Basis for First Quarter 2019

•	Reports Adjusted Net Income of $424 Million, or Adjusted Diluted EPS of $0.88, for First Quarter 2019

•	Delivers 11% Operational Growth in Revenue and 18% Operational Growth in Adjusted Net Income for First Quarter 2019

•	Updates Full Year 2019 Revenue Guidance to $6.100 - $6.225 Billion and Diluted EPS of $2.79 - $2.93 on a Reported Basis, or $3.42 - $3.52 on an Adjusted Basis

PARSIPPANY, N.J. - May 2, 2019 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2019 and updated its guidance for full year 2019.

The company reported revenue of $1.5 billion for the first quarter of 2019, an increase of 7% compared with the first quarter of 2018. Net income for the first quarter of 2019 was $312 million, or $0.65 per diluted share, a decrease of 11% and 10%, respectively, on a reported basis.

Adjusted net income1 for the first quarter of 2019 was $424 million, or $0.88 per diluted share, an increase of 16% and 17%, respectively, on a reported basis. Adjusted net income for the first quarter of 2019 excludes the net impact of $112 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational2 basis, revenue for the first quarter of 2019 increased 11%, excluding the impact of foreign currency. Adjusted net income for the first quarter of 2019 increased 18% operationally, excluding the impact of foreign currency.

EXECUTIVE COMMENTARY
“We are off to a solid start for the year, with 11% operational growth in the first quarter,” said Juan Ramón Alaix, Chief Executive Officer at Zoetis. “Our companion animal portfolio is leading the way, driven by diagnostic sales from the acquisition of Abaxis, as well as strong global sales of our parasiticides and key dermatology products. We were able to achieve double-digit growth this quarter,

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even as we faced challenges in certain swine and cattle markets. This quarter’s performance once again highlights the benefits of our diverse product portfolio, which we believe provides long-term stability to our business in this dynamic and global industry.”

“Despite these temporary challenges, we remain confident in our projections for the year, and we are maintaining our guidance for operational revenue growth and adjusted EPS targets,” said Alaix.

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two regional segments: United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs. In the first quarter of 2019:

•
Revenue in the U.S. segment was $718 million, an increase of 13% compared with the first quarter of 2018. Sales of companion animal products grew 30% driven primarily by the acquisition of Abaxis, parasiticides (mainly Revolution® Plus for cats and Simparica® for dogs), and key dermatology products. Sales of livestock products declined 7% in the quarter, with declines in cattle and swine more than offsetting growth in poultry. Our cattle and swine product sales were impacted by the timing of distributor purchasing patterns for medicated feed additive products. Poultry growth was largely due to increased sales of our portfolio of alternatives to antibiotics in medicated feed additives.

•
Revenue in the International segment was $718 million, a decrease of 1% on a reported basis and an increase of 7% operationally compared with the first quarter of 2018. Sales of companion animal products grew 15% on a reported basis and 23% on an operational basis. Growth resulted primarily from increased sales across our key dermatology portfolio, the acquisition of Abaxis, and Simparica. Sales of livestock products declined 9% on a reported basis and 1% operationally, due to the negative impact of African Swine Fever in China, as well as the divestiture of certain agribusiness products in Japan; this decline was partially offset by growth across poultry, fish and sheep.

INVESTMENTS IN GROWTH
As the world leader in animal health, Zoetis continues to invest in strengthening its diverse portfolio of solutions across the continuum of animal healthcare to help veterinarians and farmers predict, prevent, detect and treat disease.

Since our last quarterly earnings announcement, Zoetis received approval of Apoquel® (oclacitinib tablet) in China, one of Zoetis’ largest companion animal markets. Other key companion animal products, including Cytopoint® (lokivetmab) and Simparica (sarolaner) for dogs, and Revolution Plus (selamectin and sarolaner topical solution) for cats, continued to gain approvals in markets outside the U.S. Additionally, Core EQ Innovator™, the first and only combination vaccine to offer protection against five core equine diseases, was approved in Canada. In livestock, Zoetis launched

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Clarifide® Plus for Jersey cattle in the U.S., the first genomic test for this specific breed that provides direct indication of the genetic risk factors for seven of the most common and costly adult cow diseases.

FINANCIAL GUIDANCE

Zoetis is updating its full year 2019 guidance, primarily to reflect changes in foreign currency, which includes:

•	Revenue between $6.100 billion and $6.225 billion

•	Reported diluted EPS between $2.79 and $2.93

•	Adjusted diluted EPS between $3.42 and $3.52

This guidance reflects foreign exchange rates as of late April. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2019 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 2, 2019.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 65 years of experience in animal health, Zoetis discovers, develops, manufactures and commercializes medicines, vaccines and diagnostic products, which are complemented by biodevices, genetic tests and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2018, the company generated annual revenue of $5.8 billion with approximately 10,000 employees. For more information, visit www.zoetis.com.

1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, expectations regarding the performance of acquired companies and our ability to integrate new businesses, expectations regarding the financial impact of acquisitions, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contacts:
Kristen Seely	Steve Frank
1-973-443-2777 (o)	1-973-822-7141 (o)
kristen.seely@zoetis.com	steve.frank@zoetis.com

Elinore White	Marissa Patel
1-973-443-2835 (o)	1-973-443-2996 (o)
elinore.y.white@zoetis.com	marissa.patel@zoetis.com

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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter
	2019	2018	% Change
Revenue	$1,455	$1,366	7
Costs and expenses:
Cost of sales	518	447	16
Selling, general and administrative expenses	369	338	9
Research and development expenses	102	97	5
Amortization of intangible assets	38	23	65
Restructuring charges and certain acquisition-related costs	5	2	*
Interest expense	56	47	19
Other (income)/deductions–net	(14)	(5)	*
Income before provision for taxes on income	381	417	(9)
Provision for taxes on income	69	67	3
Net income before allocation to noncontrolling interests	312	350	(11)
Less: Net income/(loss) attributable to noncontrolling interests	—	(2)	(100)
Net income attributable to Zoetis	$312	$352	(11)

Earnings per share—basic	$0.65	$0.72	(10)

Earnings per share—diluted	$0.65	$0.72	(10)

Weighted-average shares used to calculate earnings per share
Basic	479.6	485.9
Diluted	483.1	489.8

(a)
The condensed consolidated statements of income present the first quarter ended March 31, 2019 and March 31, 2018. Subsidiaries operating outside the United States are included for the first quarter ended February 28, 2019 and February 28, 2018.

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter ended March 31, 2019
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales(c)	$518	$(14)	$—	$(70)	$434
Gross profit	937	14	—	70	1,021
Selling, general and administrative expenses(c)	369	(18)	—	—	351
Amortization of intangible assets(d)	38	(34)	—	—	4
Restructuring charges and certain acquisition-related costs	5	—	(5)	—	—
Income before provision for taxes on income	381	66	5	70	522
Provision for taxes on income	69	20	1	8	98
Net income attributable to Zoetis	312	46	4	62	424
Earnings per common share attributable to Zoetis–diluted	0.65	0.09	0.01	0.13	0.88

	Quarter ended March 31, 2018
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales(c)	$447	$(2)	$—	$(1)	$444
Gross profit	919	2	—	1	922
Selling, general and administrative expenses(c)	338	(1)	—	(1)	336
Research and development expenses(c)	97	(1)	—	—	96
Amortization of intangible assets(d)	23	(19)	—	—	4
Restructuring charges and certain acquisition-related costs	2	—	(1)	(1)	—
Income before provision for taxes on income	417	23	1	3	444
Provision for taxes on income	67	11	—	3	81
Net income attributable to Zoetis	352	12	1	—	365
Earnings per common share attributable to Zoetis–diluted	0.72	0.03	—	—	0.75

(a)
The condensed consolidated statements of income present the first quarter ended March 31, 2019 and March 31, 2018. Subsidiaries operating outside the United States are included for the first quarter ended February 28, 2019 and February 28, 2018.

(b)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(c)	Exclusive of amortization of intangible assets, except as discussed in footnote (d) below.

(d)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)	Acquisition-related costs include the following:

	First Quarter
	2019	2018
Integration costs(a)	$1	$1
Restructuring charges(b)	4	—
Total acquisition-related costs—pre-tax	5	1
Income taxes(c)	1	—
Total acquisition-related costs—net of tax	$4	$1

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.

(b)	Represents employee termination costs, included in Restructuring charges and certain acquisition-related costs.

(c)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

Certain amounts may reflect rounding adjustments.

(2)	Certain significant items include the following:

	First Quarter
	2019	2018
Supply network strategy(a)	$2	$2
Other(b)	68	1
Total certain significant items—pre-tax	70	3
Income taxes(c)	8	3
Total certain significant items—net of tax	$62	$—

(a)	Represents consulting fees, included in Cost of sales, related to cost-reduction and productivity initiatives.

(b)	For the three months ended March 31, 2019, represents a change in estimate related to inventory costing, included in Cost of sales.

(c)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the first quarter ended March 31, 2018, also includes a net tax benefit related to a measurement-period adjustment to the provisional one-time mandatory deemed repatriation tax on the company's undistributed non-U.S. earnings pursuant to the Tax Cuts and Jobs Act.

Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME(a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2019	2018	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$434	$444	(2)%	(6)%	4%
as a percent of revenue	29.8%	32.5%	NA	NA	NA
Adjusted SG&A expenses	351	336	4%	(4)%	8%
Adjusted R&D expenses	102	96	6%	(2)%	8%
Adjusted net income attributable to Zoetis	424	365	16%	(2)%	18%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Operations and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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ZOETIS INC.
2019 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2019
Revenue	$6,100 to $6,225
Operational growth(a)	7.5% to 9.5%
Organic operational growth(b)	4.5% to 6.5%
Adjusted cost of sales as a percentage of revenue(c)	31% to 32%
Adjusted SG&A expenses(c)	$1,450 to $1,500
Adjusted R&D expenses(c)	$445 to $465
Adjusted interest expense and other (income)/deductions(c)	Approximately $200
Effective tax rate on adjusted income(c)	20% to 21%
Adjusted diluted EPS(c)	$3.42 to $3.52
Adjusted net income(c)	$1,650 to $1,700
Operational growth(a)(d)	8% to 11%
Certain significant items and acquisition-related costs(e)	$130 to $150

The guidance reflects foreign exchange rates as of late April 2019.
Reconciliations of 2019 reported guidance to 2019 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition-related costs(e)	Purchase accounting	Adjusted(c)

Cost of sales as a percentage of revenue	32.8% - 33.8%	~ (1.3%)	~ (0.5%)	31% - 32%
SG&A expenses	$1,525 to $1,575		($75)	$1,450 to $1,500
R&D expenses	$447 to $467		($2)	$445 to $465
Interest expense and other (income)/deductions	~ $200			~ $200
Effective tax rate	20% to 21%			20% to 21%
Diluted EPS	$2.79 to $2.93	$0.22 to $0.26	$0.37	$3.42 to $3.52
Net income attributable to Zoetis	$1,345 to $1,415	$105 to $125	~ $180	$1,650 to $1,700

(a)	Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.

(b)	Organic operational growth (a non-GAAP financial measure) excludes the impact of the acquisition of Abaxis as well as foreign exchange.

(c)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted interest expense and other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(d)
We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

(e)	Primarily includes certain nonrecurring costs related to the acquisition of Abaxis and other charges.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2019	2018	Total	Foreign Exchange	Operational(b)
Revenue:
Livestock	$707	$770	(8)%	(5)%	(3)%
Companion Animal	729	590	24%	(3)%	27%
Contract Manufacturing & Human Health Diagnostics	19	6	*	*	*
Total Revenue	$1,455	$1,366	7%	(4)%	11%

U.S.
Livestock	$273	$292	(7)%	—%	(7)%
Companion Animal	445	342	30%	—%	30%
Total U.S. Revenue	$718	$634	13%	—%	13%

International
Livestock	$434	$478	(9)%	(8)%	(1)%
Companion Animal	284	248	15%	(8)%	23%
Total International Revenue	$718	$726	(1)%	(8)%	7%

Livestock:
Cattle	$380	$416	(9)%	(6)%	(3)%
Swine	149	175	(15)%	(5)%	(10)%
Poultry	139	136	2%	(5)%	7%
Fish	23	22	5%	(4)%	9%
Other	16	21	(24)%	(6)%	(18)%
Total Livestock Revenue	$707	$770	(8)%	(5)%	(3)%

Companion Animal:
Dogs and Cats	$688	$549	25%	(4)%	29%
Horses	41	41	—%	(6)%	6%
Total Companion Animal Revenue	$729	$590	24%	(3)%	27%

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
*Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2019	2018	Total	Foreign Exchange	Operational(a)
Total International	$718.0	$725.9	(1)%	(8)%	7%
Australia	48.0	47.6	1%	(9)%	10%
Brazil	60.1	69.6	(14)%	(15)%	1%
Canada	41.1	40.2	2%	(6)%	8%
China	59.5	63.9	(7)%	(5)%	(2)%
France	32.3	33.2	(3)%	(7)%	4%
Germany	36.5	37.5	(3)%	(6)%	3%
Italy	28.1	27.1	4%	(6)%	10%
Japan	37.3	40.9	(9)%	—%	(9)%
Mexico	28.1	24.4	15%	(3)%	18%
Spain	27.1	25.3	7%	(6)%	13%
United Kingdom	56.7	52.1	9%	(7)%	16%
Other developed markets	83.8	79.3	6%	(6)%	12%
Other emerging markets	179.4	184.8	(3)%	(11)%	8%

(a)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2019	2018	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$718	$634	13%	—%	13%
Cost of Sales	147	140	5%	—%	5%
Gross Profit	571	494	16%	—%	16%
Gross Margin	79.5%	77.9%
Operating Expenses	110	96	15%	—%	15%
Other (income)/deductions	—	—	—%	—%	—%
U.S. Earnings	$461	$398	16%	—%	16%

International:
Revenue	$718	$726	(1)%	(8)%	7%
Cost of Sales	210	234	(10)%	(10)%	—%
Gross Profit	508	492	3%	(7)%	10%
Gross Margin	70.8%	67.8%
Operating Expenses	132	133	(1)%	(11)%	10%
Other (income)/deductions	—	1	*	*	*
International Earnings	$376	$358	5%	(5)%	10%

Total Reportable Segments	$837	$756	11%	(2)%	13%

Other business activities(c)	(80)	(81)	(1)%
Reconciling Items:
Corporate(d)	(162)	(153)	6%
Purchase accounting adjustments(e)	(66)	(23)	*
Acquisition-related costs(f)	(5)	(1)	*
Certain significant items(g)	(70)	(3)	*
Other unallocated(h)	(73)	(78)	(6)%
Total Earnings(i)	$381	$417	(9)%

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

(c)
Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business and human health diagnostic business.

(d)	Corporate includes, among other things, administration expenses, interest expense, certain compensation costs, certain procurement costs, and other costs not charged to our operating segments.

(e)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(f)	Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(g)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, and the impact of divestiture-related gains and losses.

(h)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.

(i)	Defined as income before provision for taxes on income.
* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

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